Exhibit 10.01

[TRC Letterhead]

February 4, 2025

Matthew H. Walker

Address redacted

Address redacted

Re: President and Chief Executive Officer Employment – Conditional Offer

Dear Matt,

I am pleased to present you with this offer to join Tejon Ranch Co. (“TRC” or the “Company”), which offer is authorized by the Board of Director’s Ad Hoc CEO Search Committee. Our offer is as follows:

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Position/Title: Chief Operating Officer, initially reporting to the President/Chief Executive Officer, Gregory S. Bielli. Assuming you accept the offer, you will be named and elected to the offices of President and Chief Executive Officer effective immediately upon the retirement of the current President and Chief Executive Officer (which retirement is expected to occur on or around March 31, 2025), at which point you will assume such offices and report directly to the Board of Directors.

•	Principal Job Description/Responsibilities: See the “Job Description” and “Position Specification”, both of which are enclosed with this offer letter.

•	Base Annual Salary: $625,000 per year, payable semi-monthly (pro-rated from your commencement date).

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Annual Performance Incentive Opportunity (Cash Bonus, Short-Term Incentive or STI): You will participate in TRCs Senior Executive Incentive Plan (described further below). The annual performance element of the plan consists of quantitative and qualitative measures established at the beginning of each year. Additionally, the plan consists of a discretionary award component determined by the Board of Directors. Payment of the annual performance incentive is conditioned on continued employment at the time the bonus is paid out, which occurs in the year following the applicable performance year, after completion of the annual, independent audit (typically the end of February or early March of the following year); provided that you will still receive your annual bonus for a prior performance year at the same time bonuses are otherwise paid for such year if your employment with TRC terminates prior to the applicable payment date, unless your employment is terminated by TRC for Cause (as defined below) or you resign without Good Reason (as defined below) prior to the applicable payment date. For 2025, your target incentive performance compensation is 125% of base salary (pro-rated from your commencement date). Thereafter, all awards under the annual incentive bonus plan will be developed by the Compensation Committee as described below in the paragraph entitled “For Calendar Year 2026 and Beyond.”

•	Executive Compensation Program/Long Term Inventive Plan (“LTI”):

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For Calendar Year 2025: Your LTI will consist of TRC stock grants equaling 200% of your prorated 2025 base annual salary. The LTI will be allocated as follows between two grants of stock (Grants 1 and 2 below), with the number of shares determined based on the actual stock price on your commencement date:

Grant 1: 50% of the stock grants will be issued as restricted stock units (“RSU”) with a three-year vesting period. Vesting of RSUs will occur in three installments over the

Mr. Matthew H. Walker

February 4, 2025

vesting period, one-third vesting on each anniversary of the grant date. The first tranche will vest in approximately March 2026 (one year after grant date, i.e., your commencement date (as described below)), the second tranche will vest in approximately March 2027 (two years after the grant date. i.e., your commencement date). The third and final tranche will vest in approximately March 2028 (three years after the grant date. i.e., your commencement date). Under existing compensation policy, each named executive officer must stay with the Company during the full vesting period to receive a full incentive payout.

Grant 2: 50% of the stock grants will be issued as performance stock units (“PSU”) based on achievement of the following milestones in 2025 (with each milestone being equally weighted at 25%): (i) Outreach and create relationship building with elected officials of Tejon Ranch (LA County, Kern County and state), (ii) Contact top ten company shareholders through “one-on-ones” by end of 2025, (iii) Review/comment on adopted Strategic Plan to Board of Directors at the May 2025 Board meeting, and (iv) Join two boards with economic development/policy making impacts by end of 2025. Grant 2 stock will vest over a three-year period, with one-third vesting on each anniversary of the grant date, in the same manner as described above under “Grant 1.”

Subject to the foregoing terms, Grants 1 and 2 will be made in TRC’s standard forms of award for senior executives.

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For Calendar Year 2026 and Beyond: The current Executive Compensation Program (STI/LTI) for the executive team ends on December 31, 2025, and the Executive Compensation Program for the executive team will be prepared for the period commencing 2026. You will be eligible to participate in the post 2025 Executive Compensation Program pursuant to the terms of that plan, which as we discussed during our conversations will be developed by the Compensation Committee in 2025 with your participation. In summary, and subject to the approved Executive Compensation Program for 2026 by the Compensation Committee, the expectation is that post 2025 (i) no more than 50% of your LTI will be in RSUs with three-year ratable vesting and (ii) at least 50% of your LTI will be in performance awards with a three year or less performance/vesting period.

•	Sign-On Incentive: In connection with your commencement of your employment, you will be granted the following, which shall be termed, collectively, the “Sign on Incentive”:

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A $300,000 sign-on bonus payable in cash, which TRC will pay to you on October 15, 2025, subject to your continued employment through such date; provided that if your employment with TRC terminates prior to the payment date, unless your employment is terminated by TRC for Cause, you will receive such payment within 30 days after your termination.

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A special sign-on grant of RSUs with a total value of $300,000, which number of shares will be determined based on the actual stock price on your commencement date, all of which will vest one year after the grant date, i.e., approximately March 2025, subject to your continued employment through the applicable vesting date; provided that if your employment with TRC terminates prior to the vesting date, unless your employment is terminated by TRC for Cause, such RSUs will vest as of immediately prior to your termination.

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A special sign-on grant of price vesting units (PVUs) with a total value of $200,000.00. Based on an estimated stock price of $16.00, this would result in a grant of 12,500 PVUs. The final number of PVUs will be determined based on the actual stock price on your commencement date. These sign on incentive PVUs shall vest and be paid out, if at all, upon achieving increased share value as of December 31, 2027

Mr. Matthew H. Walker

February 4, 2025

(“Vesting Date”) relative to the closing share price on your commencement date, as follows:

•	Threshold: At achievement of 5% compounded annual growth rate (“CAGR”) as of the Vesting Date, PVUs would vest and you would be paid out 50% in stock.

•	Target: At achievement of 10% CAGR as of the Vesting Date, PVUs would vest and you would be paid out 100% in stock.

Note: Achievement level will be interpolated between target and max if share price is above target.

•	Maximum: At achievement of 20% CAGR as of the Vesting Date, PVUs would vest and you would be paid out 200% in stock.

If your employment with TRC terminates either for Cause or you resign without Good Reason prior to the vesting and/or payment of any portion of the Sign on Incentive, then the unvested or unpaid portion of the Sign on Incentive will be forfeited upon such termination. In addition, if your employment with TRC terminates as a result of a termination of employment by TRC for Cause or your resignation without Good Reason (and for the avoidance of doubt, not as a result of a termination by TRC without Cause, by you for Good Reason or as a result of your death), in either case, prior to the first anniversary of your commencement date, you will repay to TRC, within ten (10) days following such termination of employment, an amount equal to of any portion of the Sign on Incentive paid to you prior to such termination of employment.

Subject to the foregoing terms, the sign-on RSU and PVU awards will be made in TRC’s standard forms of award for senior executives.

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Corporate Housing: The Company will provide you and your family with temporary housing in a fully furnished guest house located on Company property (“Ranch House”) during the House Hunting Period (defined as the period starting on your commencement date and ending August 31, 2025). All costs of occupancy of the Ranch House during the House Hunting Period will be paid by the Company, including but not limited to rent, utilities, maintenance, and lawn care. If you choose, you and your family may opt to reside in a Company house rather than buying or renting a home offsite during your service as President and CEO (“Ranch Residence”). If you chose to reside in a Ranch Residence, the terms of such arrangement will be set at the Company’s current rate structure for employee licensed housing, which includes the employee’s payment of a monthly licensee fee and all utilities. Residing in the Ranch Residence would require your entering a standard form of employee housing license agreement with the Company.

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Relocation and Legal Reimbursement: The Company will reimburse all reasonable and customary expenditures for (i) your relocation and transporting you, your family, household goods and personal effects (“Moving Expenses”) from [location redacted] to the Ranch House, Ranch Residence, a residence located in Bakersfield or the north Los Angeles County area, or a storage facility in the Bakersfield or north Los Angeles areas (or from an initial relocation location to a subsequent one, if applicable), and (ii) attorneys’ fees and expenses you incur and actually pay for your negotiating this offer letter (“Legal Expenses”), in an amount not to exceed $45,000 in the aggregate for Moving Expenses and Legal Expenses. The Moving Expenses are subject to prior approval by submitting a written estimate to the Company. The Company will pay Moving Expenses and Legal Expenses promptly (and in all events within 30 days) upon your delivery to TRC of receipts or other appropriate documentation for such expenses. To ensure you are not financially impacted by taxes on reimbursed relocation expenses, the Company will provide a tax gross up with respect to Moving Expenses and Legal Expenses. This means the Company will increase the reimbursement amount to cover the applicable taxes on these payments, ensuring you receive the full value of the reimbursed amount after taxes. The gross-up will be calculated based on the highest applicable federal, state, and local tax rates.

Mr. Matthew H. Walker

February 4, 2025

•	Additional Benefits:

•	Vehicle: A Company vehicle (domestic, 4WD or AWD) will be provided for your use, with the Company paying all costs of ownership.

•	Medical Coverage: The first day of the month following your commencement of employment, you will be qualified to participate in the Company’s comprehensive medical, dental and vision insurance plan.

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401k Savings Plan: At your discretion, upon eligibility under the terms of the plan, you will be entitled to participate in the Company’s 401k Savings Plan in which the Company also makes voluntary contributions.

•	Normal and Reasonable Business Expenses: Such expenses will be reimbursed on a timely basis as submitted in accordance with our business expense forms.

•	Vacation: You will be entitled to four weeks of vacation time annually.

•	Other Customary Employee Benefits: You will be entitled to all other customary benefits of Company employees.

A copy of the Company’s current medical coverage pamphlet, 401k program material and the Employee Handbook is included in the transmittal of this offer. If you have questions about these benefits, further information can be obtained from Robert Velasquez, who oversees Human Resources.

•	Commencement Date: You will commence your employment with TRC on March 6, 2025 (or such earlier date as is mutually agreed by you and TRC).

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Change of Control: You will be eligible for Change of Control (as defined below) severance benefits pursuant to this paragraph only in the event of an occurrence of the “double trigger” events that are specified in TRC’s standard forms of agreement for senior executives. For clarity, there will be no Change of Control severance benefit solely as a result of the consummation of a Change of Control absent termination of employment. As provided further in TRC’s standard forms of agreement for senior executives, in the event of a Change of Control and your employment being terminated by TRC either without Cause or from your resigning for Good Reason within 24 months following a Change of Control, you will be eligible for: (i) continuation of your base salary (without regard to any reductions in your base salary made in connection with or following the Change of Control) for a period of 36 months, (ii) a lump sum payment of three times the average annual performance incentive bonus for the previous three years, (iii) continuation of health and other insurance benefits over the salary continuation period(iv) for a three-month period following such qualifying termination event continued use of any perquisites you may have had prior to the Change of Control, (v) accelerated vesting (on a double trigger basis) of all unvested time-based long-term incentive awards (including RSUs and PSUs for which the performance period has been completed prior to such qualifying termination event and that have been earned but not yet time-vested), and (vi) accelerated vesting (on a double trigger basis) of all unvested and unearned PSU awards based on the target level of achievement. For avoidance of doubt, you will not be eligible for a gross-up due to any potential excise taxes from Internal Revenue Code Section 280G; rather, you will be eligible to receive the greater net value of (1) reduction in benefits received such that no excise tax is levied or (2) the full Change of Control benefit is provided and the excise tax is pad. During the period of time described above during which benefits are to be received in connection with a Change of Control, you must agree not to solicit any employees of the Company or disclose any confidential information related to the Company. “Change of Control” has the meaning given to it in the Company’s form of RSU agreement provided to you in connection herewith; provided that, only during the period beginning on your commencement date and ending on the second anniversary thereof, for purposes of this paragraph, a transaction may constitute a “Change Of Control” only if it is with a counterparty(ies) first introduced to the Company after your commencement date. As summarized above, your entitlement to change in control payments and benefits will be reflected in TRC’s standard forms of agreement for senior executives.

Mr. Matthew H. Walker

February 4, 2025

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Stock Ownership Guidelines: The Company has stock ownership guidelines which encourage the Chief Executive Officer to own (within five years of initial employment) shares and performance units and deferred shares, which have an aggregate value equal to or greater than five times annual salary. You will be expected to make reasonably steady progress toward these ownership guidelines and the Compensation Committee reviews such progress annually. Since these guidelines are not a contractual basis for remaining in the employment of the Company, the success or lack of success in meeting the guidelines will be evaluated by the Compensation Committee.

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Other Provisions: All employees, including the senior officers, are at-will employees with Tejon Ranch Co. As such, officers serve at the discretion and authority of the CEO and the Board of Directors. As CEO, you will serve at the discretion and authority of the Board of Directors. This means that all such employment, including the position that you would hold, may be terminated by the Company at any time, with or without notice, and with or without Cause (subject only to the severance entitlements described in this paragraph). As an at-will employee, this outline, therefore, is not an employment agreement but rather an outline of the anticipated job responsibilities and compensation package regarding this senior management position. Notwithstanding the above, in the event your employment is terminated without Cause (as defined below) or you resign for Good Reason (as defined below) within your first two (2) years of employment with TRC, it is mutually agreed that you will be entitled only to the following from TRC: (i) eighteen (18) months of base salary (paid as salary continuation), (ii) eighteen (18) months of your targeted annual performance incentive bonus (paid as a lump sum in cash within 30 days after your qualifying termination), and (iii) accelerated vesting of all time-based awards you then hold (including RSUs and PSUs that have been earned but not yet time-vested) that were scheduled to vest during the calendar year of termination as a severance. No severance will be paid if you are terminated with Cause (as defined below) or if you resign without Good Reason (as defined below). For purposes of this letter, the term “Cause” shall mean the involuntary termination of your employment with TRC by TRC for any of the following reasons: (A) you are convicted of or plead guilty or nolo contendere a felony or other crime involving dishonesty, breach of trust, or physical harm to any person; (B) you willfully engage in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (C) you materially breach any material provision of this Agreement, which breach is not cured within twenty (20) days after written notice to your from TRC; (D) you willfully refuse to implement or follow a lawful policy or directive of TRC, which refusal is not cured within twenty (20) days after written notice to your from TRC; or (E) you engage in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally, which non-performance is not cured within twenty (20) days after written notice to your from TRC. For purposes of this letter, “Good Reason” shall mean your voluntary resignation of your employment with TRC as a result of the occurrence of the following events: (w) a material diminution in your authority, duties or responsibilities without your consent; (x) any material breach by TRC of any material provision of this offer letter; (y) for purposes only of the Change of Control paragraph and not for any other paragraphs of this letter, TRC’s requiring you to have as your principal location of work any location which is not within 50 miles of its headquarters at the date of this Agreement; or (z) for purposes only of the Change of Control paragraph and not for any other paragraphs of this letter, TRC’s reducing your base salary. For you to resign for Good Reason: (I) you must notify TRC in writing within thirty (30) days of the event constituting Good Reason; (II) the event must remain uncorrected by you for fifteen (15) days following such notice (the “Company Notice Period”); and (III) if TRC fails to correct the same during the Company Notice Period (as determined by TRC and you, in each party’s reasonable judgment, but both operating in good faith), then the termination must occur within fifteen (15) days thereafter.

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Confidentiality: As a condition of employment, all employees, including senior officers, are required to sign a Confidentiality Agreement related to proprietary information regarding TRC business. A copy of this Confidentiality Agreement is enclosed with this offer letter.

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Conditions Precedent to this Offer: This outline and the offer contained herein, is contingent upon several conditions precedent being satisfied, including (i) action by the Board of Directors to approve the terms of employment and electing you to the offices referenced herein, (ii) the completion to the Company’s satisfaction of a post-conditional offer background check and reference

Mr. Matthew H. Walker

February 4, 2025

check, (iii) clearance of a conflict of interest check by our external audit firm, and (iv) your completion of the Company’s standard Directors/Officers Questionnaire (which is enclosed with this offer letter). Following your acceptance of this offer, we will be in touch with you to provide you information on the background check process.

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Section 409A: It is intended that all of the change in control and non-change in control severance payments and benefits described herein, to the greatest extent possible, satisfy the exemptions from the application of Section 409A (together with the guidance thereunder, “Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this offer letter will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No such severance payments and benefits will, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, be made hereunder unless your termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) a “Separation from Service”). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the severance payments and benefits described herein constitute “deferred compensation” under Section 409A and if you are a “specified employee” of TRC, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of your Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the such severance payments and benefits will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after your Separation from Service, and (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), TRC will (1) pay to you a lump sum amount equal to the sum of the severance payments and benefits that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this paragraph, and (2) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule otherwise described herein.

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Mr. Matthew H. Walker

February 4, 2025

I hope that this outline covers the range of issues that we have previously discussed and that it is an offer that will bring you to TRC with great enthusiasm and potential for the future. I look forward to hearing from you at your earliest convenience with your favorable response.

Sincerely,

/s/ Gregory S. Bielli
Gregory S. Bielli
President and Chief Executive Officer

cc:	Ad Hoc Search Committee

Mr. Matthew H. Walker

February 4, 2025

ACCEPTED:

/s/ Matthew H. Walker
Matthew H. Walker

Date:	2/4/25